Exhibit 1.01

Exhibit 1.01 to Form SD

Cisco Systems, Inc.

Conflict Minerals Report

For The Reporting Period January 1 to December 31, 2014

This Conflict Minerals Report (“CMR”) has been prepared by Cisco Systems, Inc. (herein referred to as “Cisco”, the “Company,” “we,” “our” and “us”). The information contained herein includes the activities of Cisco’s majority-owned subsidiaries and variable interest entities that are required to be consolidated for financial reporting purposes. It does not include the activities of variable interest entities that are not required to be consolidated for financial reporting purposes.

This CMR for the reporting period January 1 to December 31, 2014 is presented to comply with the final conflict minerals implementing rules (“Final CM Rules”) promulgated by the Securities and Exchange Commission (“SEC”), as modified by the SEC order issued on May 2, 2014. The Final CM Rules were adopted by the SEC to implement the reporting requirements mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Final CM Rules impose reporting obligations on SEC registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of such products. “Conflict minerals” are currently defined by the SEC as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which the SEC has currently limited to tin, tantalum, tungsten, and gold (“3TG”).

To comply with the Final CM Rules, we conducted due diligence on the source and chain of custody of the conflict minerals that were necessary to the functionality or production of the products that we manufactured or contracted to manufacture to ascertain whether these conflict minerals originated in the Democratic Republic of the Congo or an adjoining country (collectively, “Covered Countries”) and financed or benefited armed groups in any of these countries.

Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, Cisco is not required to describe any of its products as “DRC conflict free” (as defined in Section 1, Item 1.01(d)(4) of Form SD), “DRC conflict undeterminable” (as defined in Section 1, Item 1.01(d)(5) of Form SD) or “having not been found to be ‘DRC conflict free,’ ” and therefore makes no conclusion in this regard in the report presented herein. Furthermore, given that Cisco has not voluntarily elected to describe any of its products as “DRC conflict free,” an independent private sector audit of the report presented herein has not been conducted.

I.	Overview

a.	Company Overview

Cisco designs, manufactures, and sells Internet Protocol (IP) based networking and other products related to the communications and information technology (IT) industry, and provides services associated with these products and their use.

b.	Products Overview

We deliver networking products and solutions designed to simplify and secure customers’ network infrastructures. Our products and technologies are grouped into the following categories: Switching; Next-Generation Network (NGN) Routing; Service Provider Video; Collaboration; Wireless; Data Center; Security; and Other Products. The information set forth under the subheading “Products and Services” in “Item 1. Business” of our most recent annual report on Form 10-K, filed with the SEC on September 9, 2014, is incorporated herein by reference.

c.	Supply Chain Overview

Cisco’s supply chain operations encompass the development, manufacture, distribution and take-back of our products. This includes sourcing, order management, manufacturing, delivery, and “reverse logistics” (which term refers to logistics relating to the return, reuse and/or recycling of products).

We spend billions of dollars each year with a complex community of thousands of suppliers around the world. We have categorized our suppliers into three types: manufacturing partners, component suppliers, and logistics and service providers. Logistics and service providers were excluded from the reasonable country of origin inquiry (“RCOI”) and due diligence measures discussed below because we have concluded that they do not provide Cisco with any products within the scope of the Final CM Rules.

As explained further below, we rely upon our suppliers to provide information on the origin, source and chain of custody of the conflict minerals contained in product components and materials. We commenced conflict minerals due diligence on a voluntary basis in 2012.

d.	Overview of Cisco’s Alignment with Existing Industry Conflict Minerals Initiatives

Cisco has been a member of the Electronic Industry Citizenship Coalition (“EICC”) since April 2008 and a participant in the Conflict-Free Sourcing Initiative (“CFSI”), a joint initiative of the EICC and the Global e-Sustainability Initiative. We support this multi-industry initiative that audits smelters’ and refiners’ due diligence activities. We have adopted the CFSI’s standard industry tools and templates, including the Conflict-Free Smelter Program (“CFSP”), a standardized protocol for audits of smelters and/or refineries designed to enable our suppliers to investigate, determine and disclose the identity of the smelters and refineries that are in their supply chain.

II.	Reasonable Country of Origin Inquiry and Due Diligence

After conducting an analysis of the composition of our products, we have determined that we are subject to the reporting obligations set forth in the Final CM Rules and are required to file certain information with the SEC on Form SD.

a.	Reasonable Country of Origin Inquiry

We defined our supply chain due diligence “scope of work” to include our existing component suppliers and outsourced manufacturing partners that provide products and components that contain one or more 3TG minerals (collectively referred to as “In Scope Suppliers”). We adopted the CFSI’s Conflict Minerals Reporting Template (“CMRT”) and launched a due diligence survey using the CMRT for In Scope Suppliers, which suppliers represent 100% of our total 2014 direct product-related sourcing expenditures.

After conducting our RCOI, we were unable to determine the country of origin of the conflict minerals contained in our products that are not from recycled or scrap sources. Given this result, we determined that the Final CM Rules require us to exercise due diligence on the source and chain of custody of the conflict minerals contained in our products that conforms to a nationally or internationally recognized due diligence framework.

b.	Design and Implementation of Due Diligence Measures

Our due diligence efforts and processes are based on an internationally recognized due diligence framework, the Second Edition of the Organisation for Economic Co-Operation and Development’s (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, including the supplements thereto (“OECD Guidance”). The OECD Guidance recommends that companies integrate into their management systems a five-step framework for risk-based due diligence of supply chains of minerals that may originate from conflict-affected and high-risk areas.

Cisco integrated the OECD Guidance into its management systems as follows:

OECD Guidance Step 1. Establish strong management systems for conflict minerals supply chain due diligence and reporting compliance.

(i) We maintained a Conflict Minerals Policy (“CM Policy”) that states our position on the use of conflict minerals. Our CM Policy has been communicated to all existing suppliers and was provided to new suppliers as part of our supplier “onboarding” process.

(ii) Cisco’s Conflict Minerals Program is overseen by our Senior Vice President of Supply Chain Operations. Our Conflict Minerals Program is managed by a team of subject matter experts from relevant functions within Cisco, including legal and supply chain personnel, as well as a project manager focused on conflict minerals policy implementation and compliance (collectively, the “Conflict Minerals Team”), who together are responsible for implementing our conflict minerals strategy and compliance processes. The results of our due diligence and compliance processes are addressed by the Conflict Minerals Team as necessary.

(iii) To establish a system of controls and transparency over the conflict minerals supply chain, we incorporated into our supplier due diligence procedures a requirement for suppliers to provide information regarding the smelters or refineries in their supply chain utilizing the CMRT. We used this information to make the RCOI conclusion in Section II.a of this CMR.

(iv) We established a due diligence compliance process and developed a documentation and record keeping system to ensure that we retain information relevant to our conflict minerals compliance process electronically for a period of five years in accordance with the OECD Guidance.

(v) As we typically do not have a direct relationship with 3TG smelters and refineries, we collaborate with other major companies and manufacturers in our sector, mainly through CFSI, to implement many of our conflict minerals compliance policies and processes.

(vi) To strengthen engagement with our suppliers, we performed smelter outreach through CSFI to encourage CFSP participation, and our suppliers participated in supply chain training and outreach regarding the Final CM Rules’ requirements and the CFSI data exchange standards.

(vii) We have in place multiple communication channels that serve as grievance mechanisms for the communication of complaints, issues or concerns by interested parties relating to our CM Policy or the circumstances of mineral extraction, trade, handling and export in a conflict-affected and high-risk area. We created an email alias that is available to interested parties for the submission of such complaints. Additionally, we leverage the existing comment-providing mechanism made available in our annual Corporate Social Responsibility Report (“CSR Report”), through which we collect comments, research or investigate the subject matter of such comments, and provide, as necessary, appropriate responses. Through this mechanism, interested parties can submit questions or concerns about any policies or statements within our CSR Report, which questions or concerns are then directed to the relevant business unit within Cisco.

(viii) As we typically do not have a direct relationship with 3TG smelters and refineries, we rely on our In Scope Suppliers to provide us with up-to-date and accurate smelter and refinery sourcing information. Our adoption and utilization of the industry standard CFSI templates, tools and auditing program aids us in establishing consistency and transparency throughout our supply chain and the broader CFSI community.

OECD Guidance Step 2. Identify and assess risk in the supply chain.

(i) All In Scope Suppliers were surveyed using the CMRT to identify the origin, source, and chain of custody of conflict minerals contained in our products.

(ii) CMRT data provided by In Scope Suppliers includes the smelters or refineries used by such suppliers, as well as their locations, which aids us in assessing risk.

OECD Guidance Step 3. Design and implement a strategy to respond to identified risks.

(i) To monitor and mitigate supply chain risk, we adopted and utilized the CMRT and the CFSP.

(ii) To help suppliers understand our expectations, and the due diligence and disclosure obligations contained in the SEC’s Final CM Rules, Cisco contracted with a third-party consultant for assistance with developing training modules and delivering training sessions to educate In Scope Suppliers, strengthen their capabilities and improve data quality.

(iii) To undertake additional risk monitoring and mitigation, we developed a compliance and escalation process, including a “red flag” identification and resolution process.

OECD Guidance Step 4. Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.

We relied on the CFSI to conduct independent third-party audits of smelters and refineries, as we typically do not have a direct relationship with 3TG smelters or refineries and do not perform direct audits of these entities. As a participating member of the CFSI, we worked with other members to develop the audit procedures and protocols, as well as revisions to the CMRT. Throughout the reporting year, Cisco shared information on smelters’ identities with CFSI as part of collaborative efforts to track and investigate smelters that may be supplying the industry. In addition, our Supplier Code of Conduct contains conflict minerals compliance provisions.

OECD Guidance Step 5. Report on supply chain due diligence.

As required under the Final CM Rules, we have filed our Form SD, which contains this CMR as an exhibit thereto, with the SEC for the reporting period commencing January 1, 2014 and ending December 31, 2014.

c.	Summary of Due Diligence Measures Performed.

Cisco’s due diligence was designed to determine whether the necessary conflict minerals in our products originated from the Covered Countries and included the following:

(i) implementation of a CM Policy and a Conflict Minerals Program, external communications with In Scope Suppliers, supplier engagement, due diligence processes, record keeping, and a company-level grievance mechanism;

(ii) surveys of In Scope Suppliers using the CMRT, with the goal of ascertaining the presence of conflict minerals in such suppliers’ supply chains, as well as the identity of the smelters or refineries processing such conflict minerals and the smelters’ or refineries’ countries of origin;

(iii) communication of our conflict minerals due diligence expectations to In Scope Suppliers and, in addition, the offering of supplier training sessions to In Scope Suppliers regarding the Final CM Rules’ requirements, and our related due diligence expectations;

(iv) integration of responsible sourcing of minerals requirements into our Supplier Code of Conduct and into the new supplier onboarding and integration processes; and

(v) leveraging the due diligence conducted via the CFSP, which administers independent private sector audits of smelters and refineries that agree to participate in the smelter certification process.

III. Efforts to Determine Country of Origin of Conflict Minerals and the Facilities Used to Process the Conflict Minerals

The results of Cisco’s RCOI and due diligence on the source and chain of custody of Cisco’s necessary conflict minerals are the product of Cisco’s iterative and escalating data collection and dialogue process with our In Scope Suppliers. This process is designed to obtain information regarding the smelters or refineries from which suppliers source such 3TG minerals and to confirm the status of such smelters or refineries as verified by the CFSP as a method of assessing the mine and location of origin of such conflict minerals.

Cisco’s supplier due diligence identified 517 smelters and refineries as potential sources of 3TG minerals that were reported to be in our supply chain, of which 132 have been verified by the CFSP to be conflict free and 49 are in the process of being verified. Table 1 below presents, by mineral, the total number of smelters and refineries identified and the percentage verified to be conflict free or in the CFSP Verification Process. See Addendum A for a list of smelters and refiners by name verified as conflict-free. The number of smelters or refiners in the Cisco extended supply chain as of December 31, 2014, that are verified as conflict-free or are in the process of being verified has increased by approximately 50% from the previous year. During the 2014 reporting year, we continued to partner with other CFSI member companies and our In Scope Suppliers in an effort to collaboratively increase the number of verified smelters.

Due to the implementation of improved data collection procedures throughout the supply chain and a general increase in the integrity and quality of data provided by suppliers, Cisco identified fewer unique smelters and refiners for the 2014 reporting year than it did for the 2013 reporting year.

Table 1 – Smelters and Refiners Verified as Conflict-Free or in the CFSP Verification Process by Mineral.

	Total Smelters and Refiners by Mineral	Number Verified or In Process	Percentage Verified or In Process
Gold	205	66	32%
Tantalum	50	35	70%
Tin	240	52	22%
Tungsten	54	28	52%

As to the remainder of the smelters and refineries that are not verified by the CFSP, we were unable to determine the mines of origin of the minerals sourced from such smelters and refineries. However, through our supply chain due diligence, we have been able to determine the country locations of such smelters and refineries. See Addendum B for a list of such country locations, grouped according to the specific mineral processed by such smelters or refineries.

IV.	Due Diligence Process Improvement Efforts

We intend to take the following steps to continue to improve our due diligence measures and to further mitigate the risk that trade in the conflict minerals contained in our products could benefit armed groups in Covered Countries:

•	partnering and collaborating with CFSI members to verify the status of smelters and refineries that are identified by our In Scope Suppliers;

•	enhancing supplier communications, training and escalation processes to improve supplier data accuracy and completeness;

•	continuing to exert influence throughout our supply chain to encourage the audit and verification by the CFSI of additional non-CFSP-Verified smelters and refineries; and

•	supporting In Scope Suppliers supplying conflict minerals from sources that are non-CFSP-verified in establishing alternative sourcing strategies.

FORWARD LOOKING STATEMENTS

Statements relating to due diligence process improvement made in Section IV, as well as similar strategy and compliance process statements made elsewhere in this CMR, including in Section II.b, are forward-looking in nature and are based on Cisco’s management’s current expectations or beliefs. These forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors (such as whether industry organizations and initiatives such as the EICC and CSFI remain effective as a source of external support to us in the conflict minerals compliance process) that may be outside of Cisco’s control and that could cause actual events to differ materially from those expressed or implied by the statements made herein.

DOCUMENTS INCORPORATED BY REFERENCE

Unless otherwise stated herein, any documents, third-party materials or references to websites (including Cisco’s) are not incorporated by reference in, or considered to be a part of this CMR unless expressly incorporated by reference herein.

Addendum A

Smelters and Refineries

Verified as Conflict Free by the CFSP

Subject Mineral	Smelter Name	Country Location
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	Aurubis AG	GERMANY
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	CCR Refinery – Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Dowa	JAPAN
Gold	ECO-System Recycling Co., Ltd.	JAPAN
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Japan Mint	JAPAN
Gold	Johnson Matthey Inc.	UNITED STATES
Gold	Johnson Matthey Limited	CANADA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	L’ azurde Company For Jewelry	SAUDI ARABIA
Gold	LS-NIKKO Copper Inc.	REPUBLIC OF KOREA
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V	MEXICO

Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ohio Precious Metals, LLC	UNITED STATES
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION
Gold	PAMP SA	SWITZERLAND
Gold	PX Précinox SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Royal Canadian Mint	CANADA
Gold	Schone Edelmetaal	NETHERLANDS
Gold	SEMPSA Joyería Platería SA	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi SA	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	Duoluoshan	CHINA
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineração Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Molycorp Silmet A.S.	ESTONIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Plansee SE Liezen	AUSTRIA
Tantalum	Plansee SE Reutte	AUSTRIA
Tantalum	QuantumClean	UNITED STATES
Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Telex Metals	UNITED STATES
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	Zhuzhou Cemented Carbide	CHINA
Tin	Alpha	UNITED STATES
Tin	CV United Smelting	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S/A	BRAZIL
Tin	Metallo-Chimique N.V.	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Bangka Putra Karya	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA

Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	Thaisarco	THAILAND
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Tin Group (Holding) Company Limited	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA

Addendum B

Non CFSI Verified Smelter and Refinery Country Locations

Subject Mineral	Country Location
Tantalum	Brazil China Japan Mozambique South Africa Taiwan Thailand United States

Tungsten	Brazil China Italy Japan Republic of Korea Russian Federation Taiwan United States Vietnam

Gold	China Czech Republic France Germany India Indonesia Italy Japan Kyrgyzstan Mexico New Zealand Philippines Republic of Korea Russian Federation South Africa Taiwan United States Uzbekistan

Tin

Algeria

Argentina

Bolivia

Brazil

China

Czech Republic

France

Germany

Indonesia

Japan

Malaysia

Netherlands

Peru

Philippines

Republic of Korea

Russian Federation

Switzerland

Taiwan

Thailand

United States

Vietnam